EX-99. PROXYPOL

PROXY VOTING GUIDELINES

          The Board of Trustees of the Alpine Funds (the “Funds”) has approved the delegation of the authority to vote proxies relating to the securities held in the portfolios of the Funds to the Adviser after the Board reviewed and considered the proxy voting policies and procedures used by the Adviser which uses an independent service provider, as described below.

          The Adviser’s goal in performing this service is to make proxy voting decisions: (i) to vote or not to vote proxies in a manner that serves the best economic interests of the Funds; and (ii) that avoid the influence of conflicts of interest. To implement this goal, the Adviser has adopted proxy voting guidelines (the “Proxy Voting Guidelines”) to assist it in making proxy voting decisions and in developing procedures for effecting those decisions. The Proxy Voting Guidelines are designed to ensure that where the Adviser has the authority to vote proxies, all legal, fiduciary, and contractual obligations will be met.

          The Proxy Voting Guidelines address a wide variety of individual topics, including, among other matters, shareholder voting rights, anti-takeover defenses, board structures and the election of directors, executive and director compensation, reorganizations, mergers, and various shareholder proposals.

POLICIES OF THE ADVISER

          The Adviser has delegated to Risk Metrics Group ISS Governance Services (“Risk Metrics”), an independent service provider, the administration of proxy voting for the Funds’ portfolio securities directly managed by the Adviser, subject to oversight by the Adviser’s Proxy Manager (in his or her absence the Director of Institutional Operations). Risk Metrics, a Delaware corporation, provides proxy-voting services to many asset managers on a global basis. The Adviser has reviewed, and will continue to review annually, the relationship with Risk Metrics and the quality and effectiveness of such services provided by Risk Metrics.

          Specifically, Risk Metrics assists the Adviser in the proxy voting and corporate governance oversight process by developing and updating the “Risk Metrics Proxy Voting Guidelines,” which are incorporated into the Fund’s Proxy Voting Guidelines by reference, and by providing research and analysis, recommendations regarding votes, operational implementation, and recordkeeping and reporting services. The Adviser’s decision to retain Risk Metrics is based principally on the view that the services that Risk Metrics provides, subject to oversight by the Adviser, generally will result in proxy voting decisions which serve the best economic interests of the Funds’ shareholders. The Adviser has reviewed, analyzed, and determined that the Risk Metrics Proxy Voting Guidelines are consistent with the views of the Adviser on the various types of proxy proposals. When the Risk Metrics Proxy Voting Guidelines do not cover a specific proxy issue and Risk Metrics does not provide a recommendation, Risk Metrics will notify the Adviser; and the Adviser will use its best judgment in voting proxies on behalf of the Funds’ shareholders. The Risk Metrics Proxy Voting Guidelines can be found on their website (http://www.riskmetrics.com/press/2011_policy).

CONFLICTS OF INTEREST

          The Adviser does not engage in investment banking, administration or management of corporate retirement plans, or any other activity that is likely to create a potential conflict of interest. In addition, because Fund proxies are voted by Risk Metrics pursuant to the pre-determined Risk Metrics Proxy Voting Guidelines, the Adviser generally does not make an actual determination of how to vote a particular proxy, and, therefore, proxies voted on behalf of a Fund do not reflect any conflict of interest. Nevertheless, the Proxy Voting Guidelines address the possibility of such a conflict of interest arising.

          The Proxy Voting Guidelines provide that, if a proxy proposal were to create a conflict of interest between the interests of a Fund and those of the Adviser (or between a Fund and those of any of the Adviser’s affiliates), then the proxy should be voted strictly in conformity with the recommendation of Risk Metrics. To monitor compliance with this policy, and proposed or actual deviation from a recommendation of Risk Metrics must be reported to the Proxy Manager and the Chief Compliance Officer (“CCO”) for the Adviser. The Proxy Manager and CCO for the Adviser will then provide guidance concerning the proposed deviation and whether a deviation presents any potential conflict of interest. If the Adviser then casts a proxy vote that deviates from a Risk Metrics recommendation, the affected Fund (or other appropriate Fund authority) will be given a report of this deviation.

CIRCUMSTANCES UNDER WHICH PROXIES WILL NOT BE VOTED

          The Adviser, through Risk Metrics, shall attempt to process every vote for all domestic and foreign proxies that they receive; however, there may be cases in which the Adviser will not process a proxy because it is impractical or too expensive to do so. For example, the Adviser, will not process a proxy in connection with a foreign security if the cost of voting a foreign proxy outweighs the benefit of voting the foreign proxy, when the Adviser has not been given enough time to process the vote, or when a sell order for the foreign security is outstanding and proxy voting would impede the sale of the foreign security. Also, the Adviser generally will not seek to recall the securities on loan for the purpose of voting the securities unless the Adviser determines that the issue presented for a vote warrants recalling the security.

MORE INFORMATION

          The actual voting records relating to the Fund’s portfolio securities during the most recent 12-month period ended June 30 is available without charge, upon request by calling toll-free, 1-888-785-5578 or by accessing the SEC’s website at www.sec.gov. In addition, a copy of the Funds’ proxy voting policies and procedures are also available by calling 1-888-785-5578 and will be sent within three business days of receipt of a request.